Exhibit 10.17

English Translation

Agency Sales Cooperation Agreement for Taomee Internet Physical Cards

(Guangdong and Hainan)

THIS AGENCY SALES COOPERATION AGREEMENT FOR TAOMEE INTERNET PHYSICAL CARDS (this “Agreement”) is entered into in Shanghai on December 20, 2009 by and between

Party A: Shanghai Taomee Network Technology Co., Ltd.

Address: 24/F, Building 20, Gem Tower, 487, Tianlin Road, Xuhui District, Shanghai,

Zip code: 200233

Tel.: 021-61280056

Fax: 021-33674311

Bank A/C No.: 3100 1613 4020 5000 7213

Opening bank: China Construction Bank Shanghai Caohejing Sub-branch

Account name: Shanghai Taomee Network Technology Co., Ltd.

Alipay account: zhifubao@taomee.com

and

Party B: Guangzhou New Fanlian Digital Technology Co., Ltd.

Address: 20/F, Fengwei Building, No. 108, Siyouxin Road, Wuyang New Town, Yuexiu District, Guangzhou

Zip code: 510600

Tel.: 020-87383888

Fax: 020-87372488

Article 1	WHEREAS:

The internet products operated by Party A in China use Mimi cards charging as the means for payments.

Party B is a software sale and service enterprise with rich experiences in the sale of software and network products as well as good local channel coverage and marketing capabilities.

Party A and Party B, based on their respective strengths, are willing to cooperate with each other by authorizing Party B to provide Taomee Mibi selling services in the regions designated herein.

Article 2	Definitions

Unless otherwise agreed herein, the following terms shall have the following meanings:

2.1 Taomee Mibi

Taomee Mibi are virtual currencies issued by Taomee and purchased and used by users as the payment vouchers for ordering or selecting related value-added services from Taomee’s website. Each Taomee Mibi is worth RMB1 (subject to the announcements made by Taomee company).

2.2 Taomee Mibi Physical Cards

As a payment card for Taomee Mibi, Taomee Physical Card supports the free selection of a series of Taomee-related charging services according to the Mibi amount in the card. Due to the physical nature, it is named as Taomee Mibi Physical Card (hereinafter referred to as the “Physical Card”). They include but are not limited to two forms, one with a face value of RMB30 and the other RMB10.

Physical cards apply to all the products under the Taomee network platform, including but not limited to Mole’s World, Seer and other forthcoming products.

2.3 Month

When the word “month” used in different places herein means a unit of time, it refers to the period of time from the first day to the last day of a month, except the month in which this Agreement is signed.

2.4 Agreed Region

Party B is authorized as the sole and exclusive agent for Party A’s Taomee Mibi Physical Cards in the Guangdong Province and Hainan Province of the People’s Republic of China (hereinafter referred to as the “Agreed Region”). During the term of this Agreement, Party A shall not authorize any third party to sell Taomee Mibi Physical Cards in Guangdong Province and Hainan Province.

2.5 Nature of the Sale of Physical Cards

The terminals of sale of Physical Cards include but are not limited to software stores, newsstands, supermarkets, convenience stores, etc.

Article 3	Representations and Warranties

3.1	It is hereby warranted by both Party A and Party B that they are qualified for engaging in the transactions hereunder and that such transactions fall within their respective scope of business.

3.2	It is hereby warranted by both Party A and Party B that they are fully qualified for concluding this Agreement and performing their respective obligations hereunder.

3.3	Each party warrants that its authorized representative has the full authority to execute this Agreement on its behalf.

3.4	It is hereby warranted by Party A that its products have the qualifications specified by relevant governmental laws and administrative regulations and have obtained all the legal documents regarding online games specified by relevant governmental authorities, including the Ministry of Culture of the People’s Republic of China, the General Administration of Press and Publication of the People’s Republic of China, the Ministry of Commerce of the People’s Republic of China, etc.

Article 4	Supply, Pricing and Settlement

4.1	Agency prices refer to the actual prices at which Party A provides online charging cards to Party B. The margin between the distribution price and the supply price is the service fee income for Party B. The supply price offered by Party A to Party B will be calculated at a certain discount rate. For the specific supply prices, please see Attachment 1 (“Commercial Terms and Conditions”) hereto.

4.2	When Party B buys Taomee Mibi from Party A during the term of this Agreement, it shall appropriately give Party A a notice 2 working days in advance about the types and quantities of products which it wants to buy. Within 5 working days after receiving the proceeds from Party B (the receiving time shall be the time recorded by the bank), Party A shall send the products ordered by Party B to the receiving address as agreed in Attachment 1 hereto. If Party A fails to deliver the products within the above-mentioned time, Party B reserves the right to further claim losses from Party A.

4.3	For details about the principles for buying and receiving goods by agents, please see Attachment 1 (Commercial Terms and Conditions) hereto.

Article 5	Marketing and Technical Support

5.1	Party A has the obligation to provide Party B with timely technical support, information and data relating to product sales so that Party B may carry out sales and promotional work.

5.2	Party A shall fully and accurately provide the marketing strategy and promotional plan for its products. When carrying out promotional activities, Party A shall notify Party B in advance if any special circumstance occurs, e.g. Taomee Mibi Physical Cards are packaged into similar peripheral products, etc. Party A shall use effective channels (e.g. Party A’s website, Taomee login interface, etc. to let users know the promotional activities of Taomee Mibi.

5.3	It is determined by Party A and Party B through negotiation that Party A shall actively support Party B in marketing and advertising; that Party A’s market promotional activities shall mainly be sponsored or assisted by Party B; that Party A shall provide Party B with necessary support in material, economic and other aspects, depending on the difficulty of the activity concerned.

5.4	It is determined by Party A and Party B through negotiation that, during the sales process, Party B may cooperate Party A in promoting and publicizing products through distributing promotional materials, hosting exhibitions, organizing topic-specific promotions, etc. for free. Details shall be separately agreed by both parties. Party B shall actively publicize the Party A’s products and duly carry out its sales work in its sales region.

5.5	Common Advertisement Support - Party A and Party B shall closely collaborate in promoting and publicizing the Taomee Mibi Physical Cards.

5.6	In order to manage the Physical Card market in Guangdong Province and Hainan Province, if any Taomee Mibi Physical Cards being sold are obtained through theft, Party B reserves the right to request Party A to block such cards. Within 48 hours after Party B submits relevant evidences, Party A shall cooperate with Party B carrying out relevant operations (e.g. blocking cards, freezing cards, etc.) regarding to the issue reported by Party B.

Article 6	Product Replacement

6.1	As for those products purchased by Party B from Party A, Party A shall bear the liability for quality warranty. If the problems like charging failure, no Mibi after charging, use prior to charging, illegibly marked card number and password for charging card, etc exist when the users use Party A’s products, Party A shall replace those products with the products of the same face values. Party A shall complete the product replacement and deliver the replacement products to Party B within 30 days after Party B returns the defective products to Party A.

6.2	The Taomee Mibi Physical Cards to be replaced as above must have been purchased from Party A or its designated agent during the term of this contract and the time of return to Party A shall be no later than 30 working days prior to the last day of the valid term as indicated on the card. Otherwise, Party A will make no replacement. The costs arising in connection with such replacement (including transport costs, insurance premium, loading and unloading costs, cost of production, necessary handling charge, etc) shall be borne by Party B.

Article 7	After-sale Services

7.1	Party A shall provide users with good after-sale services and Party B may assist Party A in doing so.

7.2	Party A shall notify Party B of the way and approach by which users may have access to services for the above-mentioned products to ensure that users have access to corresponding training, maintenance, upgrade and other services. If the way and approach to service is changed, Party A shall promptly notify Party B of such change.

7.3	When any of Party A’s product is upgraded, Party A shall notify Party B of such update in writing beforehand, detailing the way for upgrading the product, Party B’s settlement means, etc. If the upgrade time of product goes beyond the expected completion time, and as a result thereof, Party B suffers from user complaints and the loss of agents and distributors, Party B has the right to claim all reasonable losses thus suffered by Party B against Party A.

7.4	Party B shall promptly feed back users’ opinions identified during the sales process to Party A, who shall specifically appoint a person to reply to the feedback submitted by Party B so that Party B may smoothly carry out its sales work.

Article 8	Confidentiality

8.1	Party A shall strictly keep confidential and not disclose to any third party any and all the sales, market, inventory information, etc. provided by Party B.

8.2	Party B shall strictly keep confidential and not disclose to any third party any and all the market, price, agency stipulations information provided by Party A in connection with the products

8.3	Each party shall also keep confidential the other party’s business secrets (operational information, technical information, etc), regardless if such secrets were obtained at the time of signing, during performance or after termination hereof. The obligation for confidentiality will not be terminated when this Agreement terminates.

8.4	Unless required by any lawsuit or arbitration regarding this Agreement, neither party shall disclose any content hereof to any third party without prior consent from the other party.

Article 9	Party A’s Warranties for Products and Services

9.1	Party A is responsible for maintenance of the service websites and customer client programs for Taomee Mibi to ensure that users enjoy the services promised by Party A.

9.2	Party A warrants that all the Taomee Mibi sold by Party B are safe and valid and can be effectively registered within six months after this Agreement terminates. If the registration period implemented by Party A is longer, the longer shall be adopted.

9.3	Party A is responsible for setting the service contents of Taomee Mibi cards. Party A shall promptly report to Party B the introductions of newly added services and improvements on existing services, respect and listen to the service opinions and suggestions offered by Party B and promptly answer them.

9.4	Party A is responsible for providing Taomee Mibi users with services, including answering user questions, handling user complaints and feedback, etc.

9.5	All the intellectual property rights owned by Party A are owned by Party A. This Agreement does not grant Party B any right for owning any of Party A’s intellectual property rights.

9.6	When performing this Agreement, Party B shall respect the intellectual property rights (patent rights, trademark rights, copyrights, etc) of Party A. Party B shall use the intellectual property rights owned by Party A solely for the purpose of performing this Agreement. If Party B intends to use any of the intellectual property rights owned by Party A for any purpose out of the scope of performing this Agreement, Party B shall give Party A 15 days’ written notice and obtain written consent from Party A before using such intellectual property right.

Article 10	Term, Effectiveness and Renewal of Agreement

10.1	Attachment 1 (Commercial Terms and Conditions) and Attachment 2 (Rebate Calculation Method) hereto are integral parts hereof. Such attachments have the same legal force as this Agreement and will be officially implemented on and from the date of effectiveness hereof. This Agreement will take effect when signed by and affixed with the company seals of both parties. The term of this Agreement will last until December 31, 2010.

10.2	When the term of this Agreement ends, both parties may sign a written agreement to extend the term.

Article 11	Liabilities for Breach of Contract

11.1	Both parties shall strictly abide by the provisions herein. If any party suffers any adverse social impact or economic loss due to any material default on the other party, the former shall have the right to hold the latter liable, requesting the latter to eliminate the impact and compensate the former for the corresponding economic loss, and terminate this Agreement, unless otherwise provided for herein.

11.2	If any party cannot perform or fully perform its obligations hereunder due to any inevitable/irresistible force majeure event (earthquake, flood, fire disaster, policy change, etc), the affected party shall immediately use the most express way to notify the other party and within 10 days after the occurrence of the force majeure event provide the other party with a document that effectively evidence the occurrence of the force majeure event. The party affected by the force majeure event shall take active and effective measures to minimize the losses sustained by the other party as a result of impossible or delayed performance of this Agreement. After the impact of the force majeure event disappears, both parties shall continue to performance this Agreement, unless otherwise provided for herein.

Article 12	Settlement of Disputes

12.1	Any dispute arising out of performing this Agreement shall be solved by both parties through friendly negotiation. In case negotiation fails to solve the dispute, either party may submit it to the people’s court that has jurisdiction over this Agreement for judgment.

12.2	Considering the special characteristics of Taomee Mibi users, during the period when there is any dispute or lawsuit between both parties, both parties shall continue to perform relevant contents hereof, unless the disputed issue or lawsuit is caused by any force majeure event as described in Article 11.2 herein.

Article 13	Miscellaneous

For any matter not covered herein, both parties may sign a supplementary agreement which shall have the same legal force as this Agreement.

Party A
[seal: Shanghai Taomee Network Technology Co., Ltd.]
Legal or authorized representative: /s/ Cheng Yunpeng

Party B
[seal: Guangzhou New Fanlian Digital Technology Co., Ltd.]
Legal or authorized representative

Attachment 1 Commercial Terms and Conditions

I.	Ordering and delivery

1. Party B submits order requirements to Party A’s channel manager. After Party A’s channel manager confirms that the inventory is sufficient, Party B fills out, signs and affixes its company seal to the Internet physical card order form, and makes payment through Alipay or bank remittance. At the same time, Party B shall fill out the order application form in the card system.

2. If Party B uses any personal bank account or any other bank account of any non-contractual company to make payment, a collection and payment agreement shall be signed beforehand.

3. Party B shall fill out the order application form in the card system by 15:30 every working day and fax the order form and remittance slip to Party A’s Sales Support at 021-33674012.

4. An order entered into the system by Party B and faxed after 15:30 will be regarded as an order for the next day; for an order whose payment is received by 16:00 of a working day, Party A will arrange the card factory to make delivery within 2 working days.

5. Instructions for ordering: the order quantity of cards with a face value of RMB10 must be multiples of 2000, while that of RMB30 must be multiples of 100.

II.	First payment

1. If Party B acts as an agent for Mimi cards for the first time, the total RMB amount (calculated at the discount price offered by Party A to Party B) of the first Mimi cards undertaken by Party B shall be Renminbi Zero (in figures: RMB 0 ) (hereinafter referred to as the “First Payment”).

2. Party B undertakes to make the First Payment within one week after conclusion hereof for purchasing the Internet physical cards. Party A will deliver the goods after receipt of the payment. If Party B fails to make the first payment within the specified time, Party A shall have the right to unilaterally rescind this Agreement.

3. Unless otherwise agreed by both parties, Party A will at its own expense deliver the Internet physical cards to the following address designated by Party B:

Recipient:

Tel.:

Address:

Zip code:

III.	Prices

1. Party A offers two discounts to Party B: if the quantity of cards shipped to Party B for a month is within 110% of the quantity of cards consumed in the local region for the previous month, Party A will offer Party B a price discount of 25% for the current month; for the quantity in excess of 110% of the quantity of consumed in the local region for the previous month, Party A will offer Party B a price discount of 16%. The total quantity shall not exceed 150% of the regional consumption. In addition, the sales prices offered by Party B to its sub-agents and end users shall not exceed the face values of cards.

2. Mimi cards can be used nationwide and are not subject to regional settings or divided by region.

3. The valid period of any Mimi card is no longer than two years.

IV.	Rebates

1. Taomee Network will offer any distributor with a rebate of a certain numerical value as reward on the basis of the distributor’s sales amount for the previous rebate calculating period and the consumption of cards charged in its region.

2. The maximum rebate is 4%.

3. The rebate will be calculated on a monthly basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

4. All rebates shall be preconditioned on the channel policy of Taomee Network.

5. The above-said rebate policy applies to the cards shipped at a price discount of 16% and not to those shipped at a price discount of 25%.

6. For the method for calculating rebate percentage, please see Attachment 2.

V.	Shipment quota

For the cards shipped to Party B at a price discount of 25%, Party A will assess its local consumption rate to adjust the quota shipped at a price discount of 25%. At the same time, Party A will notify Party B through QQ, email, etc. of Party B’s local consumption rate and local market share for at least twice per week so as to keep Party B informed of its local market information.

If Party B’s local consumption rate is lower than 60% for three consecutive months, the quota of cards shipped to Party B at a price discount of 25% will be 50% of the local consumption for the previous month from the 4th month on. Adjustments of other quota will be made in the same manner, as shown in the following table:

Local consumption rate (X)	Quota shipped at a price discount of 25%
0≤ local consumption rate < 60%	50%
60%≤ local consumption rate < 85%	Local consumption for previous month ×110%×X
85%≤ local consumption rate ≤100%	Local consumption for previous month ×110%

VI.	Sales rewards

Party A will provide Party B with extra rewards on the basis of the work performance of Party B.

The term of this Attachment shall be the same as that of the Main Agreement.

This Attachment will take effect on and from the day it is signed by and affixed with the company seals of both parties.

Party A
[seal: Shanghai Taomee Network Technology Co., Ltd.]
Representative: /s/ Cheng Yunpeng

Party B
[seal: Guangzhou New Fanlian Digital Technology Co., Ltd.]
Representative:

Attachment 2 Rebate Calculation Method

The rebate for Internet physical cards consists of three parts: local consumption rate, market share and channel manager evaluation.

The weights of local consumption rate, market share and channel manager evaluation are 60%, 20% and 20%, respectively.

i.e.:

Rebate = Quantity shipped for current month × (rebate percentage obtained for local consumption rate + rebate percentage obtained for market share + rebate percentage obtained for channel manager evaluation)

(1) Rebate percentage calculation method for local consumption rate

Local consumption rate is the quotient obtained through dividing the consumption within the local region of Mimi cards sold by an agent during a certain period of time by the consumption of Mimi cards sold by the same agent during the same period of time.

Rebate percentage obtained for local consumption rate

Local consumption rate (X)	Rebate percentage obtained
Local consumption rate <60%	0
60%≤ local consumption rate<85%	Base rebate percentage (4%) × X × 60%
85%≤ local consumption rate	Base rebate percentage (4%) × 60%

Note: For the local consumption rate (X× 100%) ranges 0-60%, 60%-85% and 85-100% in the rebate percentage calculation table, the boundaries are temporary and determined by Taomee Network on the basis of the market conditions.

Taomee Network will adjust the local consumption rate for every agent on a monthly basis. If the local consumption rate is found to be lower than 60% for one time, Taomee Network will alert the agent of this. If the local consumption rate is found to be lower than 60% twice, Taomee Network will warn the agent. If the local consumption rate is lower than 60% for three consecutive months, this Agreement will be regarded as unilaterally terminated by the agent.

(2) Rebate percentage calculation method for market share

Market share is the quotient obtained through dividing the consumption within the local region of Mimi cards sold by an agent during a certain period of time by the total consumption of Mimi cards within the region of the same agent during the same period of time.

When the local market share of the agent is lower than a certain percentage, we may consider degrading or replacing the agent.

Rebate percentage obtained for market share

Market share (X)	Rebate percentage obtained
Market share <60%	0
60%≤ market share <85%	Base rebate percentage (4%) × X × 20%
85%≤ market share	Base rebate percentage (4%) × 20%

Note: For the market share (X× 100%) ranges 0-60%, 60%-85% and 85-100% in the rebate percentage calculation table, the boundaries are temporary and determined by Taomee Network on the basis of the market conditions.

(3) Rebate percentage calculation method for channel manager evaluation

The full score for channel manager evaluation is 100 marks, including the following parts:

(a) Information collection evaluation: Agent shall cooperate with the relevant department of Taomee Network in collecting various kinds of related information. Agents at various levels must feed important information back to the Channel Department of Taomee Network as soon as possible. If any agent fails to report any related information in a timely manner or if it reports any untrue information which causes any serious impact, Taomee Network shall have the right to rescind the agent relationship at any time and, depending on the severity of the circumstance, deduct the agency fee. If any information provided by an agent is indeed valuable and positively promotes the development of Taomee Network, Taomee Network will grant the certain reward to the agent.

(b) Work attitude evaluation: Distributor shall actively carry out related jobs and cooperate with Taomee Network in performing activities within the region for which it is responsible, including submitting routine work reports, collecting market information, organizing team building, etc.

(c) Non-disclosure system evaluation: Distributor shall not, for any reason whatsoever, disclose any of Taomee Network’s business secrets to any third party, especially Taomee Network’s competitors, failing which it will be subject to severe penalty and, if the circumstance is serious, legal liability.

(d) Routine work.

Scoring Composition Table

Scoring item	Weight
Information collection	0-15
Work attitude	0-35
Non-disclosure system	0-10
Routine work	0-40

Total score	x

Rebate percentage for channel manager evaluation = x% × base rebate percentage (4%) × 20%

The term of this Attachment shall be the same as that of the Main Agreement.

All the matters covered herein shall be subject to this Attachment. Any matter not covered herein shall be subject to the provisions of the Main Agreement.

This Attachment will take effect on and from the day it is signed by and affixed with the company seals of both parties.

Party A
[seal: Shanghai Taomee Network Technology Co., Ltd.]
Representative: /s/ Cheng Yunpeng

Party B
[seal: Guangzhou New Fanlian Digital Technology Co., Ltd.]
Representative